USAA Investment Management Company
9800 Fredericksburg Road
San Antonio, TX  78288

Gentlemen:

Pursuant to Section 1(b) of the Advisory Agreement dated as of August 1, 2006, between USAA Mutual Funds Trust (the Trust) and USAA Investment Management Company (the Manager), please be advised that the Trust has established one new series of its shares, namely, the Managed Allocation Fund (the Fund), and please be further advised that the Trust desires to retain the Manager to render investment advisory services under the Advisory Agreement to the Funds at the fee stated below:

ADVISORY FEE SCHEDULE

0.60%

In addition, revised Schedule A to the Advisory Agreement reflecting the addition of the Fund to the Advisory Agreement is attached hereto as Exhibit A is hereby approved.

Please state below whether you are willing to render such services at the fee stated above.

                                                                        USAA MUTUAL FUNDS TRUST

Attest:  /s/ Mark S. Howard                                                  By:  /s/ Christopher W. Claus
            Mark S. Howard                                                                   Christopher W. Claus
            Secretary                                                                               President

Dated: February 1, 2010

We, as the sole shareholder of the above named Fund, do hereby approve the Advisory Agreement and are willing to render investment advisory services to the Managed Allocation Fund at the fee stated above. In addition, we approve Exhibit A hereto as revised Schedule A to the Advisory Agreement.

                                                                           USAA INVESTMENT MANAGEMENT  COMPANY

Attest: /s/ Christopher P. Laia                             By: /s/ Daniel S. McNamara
            Christopher P. Laia                                           Daniel S. McNamara
            Secretary                                                            President

Dated: February 1, 2010